Exhibit 10.14

PROMISSORY NOTE

$300,000	March 14, 2022
Bellevue, Washington

For value received, EMulate Therapeutics, Inc., a Washington corporation (the “Debtor”) promises to pay to Nancy S. Nordhoff (the “Holder”), the principal sum of Three Hundred Thousand Dollars ($300,000.00), together with interest accrued thereon. This promissory note (the “Note”) is subject to the following terms and conditions.

1.	Calculation and Payment of Principal and Interest

1.1	Calculation and Payment of Interest

Interest on the unpaid principal balance of this Note shall begin to accrue commencing on March 14, 2022, and shall be due and payable on the date on which the Principal under this Note is paid in full. Interest shall accrue at a rate equal to ten percent (10%) per annum, calculated based on a 365-day year and the actual number of days elapsed.

1.2	Payment of Principal

Principal under this Note shall be due and payable upon demand by the Holder; provided, however, that the Holder shall not demand payment of all or any portion of such principal at any time before the later to occur of (a) July 15, 2022, or (b) the date by which the Debtor completes a transaction for the purchase of its equity or debt securities for cash with the principal purpose of raising capital in an amount not less than $2,500,000.

1.3	Prepayment

Notwithstanding any other provision of this Note to the contrary, the Debtor may, without premium or penalty, prepay all or any portion of the amount due under this Note at any time.

2.	Form and Place of Payment

All payments shall be made in lawful money of the United States of America by check or wire transfer at such place and to such account, if applicable, as the Holder hereof may from time to time designate in writing to the Debtor.

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3.	Default

The Debtor shall be in default of this Note if the Debtor fails to make any payment required under this Note when due for five (5) business days after the Holder gives the Debtor, pursuant to the terms of this Note, written notice demanding such payment (the “Default”). Upon the occurrence of a Default, the Holder may declare the entire unpaid principal amount, together with any interest accrued thereon, immediately due and payable in full. The Holder may exercise, in such order she chooses, any and all available remedies respecting such Default, whether arising under this Note or otherwise arising at law or in equity, without waiver of any other right or remedy.

Except if and to the extent prohibited by the federal bankruptcy code (the “Bankruptcy Code”) or other applicable law, in the event that a trustee or receiver should be appointed for the property of the Debtor or if the Debtor (i) voluntarily files a petition under the federal Bankruptcy Code, as amended from time to time, or under any similar or successor federal statute relating to bankruptcy, insolvency, arrangements or reorganizations, or under any state bankruptcy or insolvency act, (ii) files an answer in an involuntary proceeding admitting the Debtor’s insolvency or inability to pay debts, (iii) is adjudged bankrupt, or (iv) makes an assignment for the benefit of the Debtor’s creditors, or if there is an attachment, receivership, execution or other judicial seizure, the Holder may, at the Holder’s option and without limitation of any other rights which the Holder may have under this Note or at law or in equity, declare all of the sums secured by this Note, together with any interest accrued thereon, to be immediately due and payable without prior notice to the Debtor, and the Holder may invoke any remedies permitted by this Note or available at law or in equity.

4.	Miscellaneous

4.1	Remedies

Debtor hereby waives notice, presentment, protest and notice of dishonor.

4.2	Assignment; Successors and Assigns

This Note may not be assigned, negotiated or otherwise transferred by the Holder (whether voluntarily, by operation of law, or otherwise), in whole or in part, without the prior written consent of the Debtor. Subject to the foregoing, the terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

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4.3	Severability

If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note, and the balance of this Note shall be interpreted as if such provision was so excluded and shall be enforceable in accordance with its terms.

4.4	Governing Law

This Note shall be governed by and construed under the laws of the state of Washington as applied to agreements between Washington residents, entered into and to be performed entirely within the state of Washington, without giving effect to principles of conflict of laws. The parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in King County, Washington, in connection with any action relating to this Note.

4.5	Amendments

Any term of this Note may be amended only with the written consent of the Debtor and the Holder. No waiver or modification of this Note shall be effective unless it is express, in writing and signed by the party against whom enforcement of the waiver or modification is sought. Any amendment or waiver effected in accordance with this Section 4.5 shall be binding upon the Debtor, the Holder and each transferee of the Note. The failure of the Holder to exercise any of her rights and remedies hereunder shall not constitute a waiver of the right to exercise the same at any subsequent time in respect of the same event or any other event. The acceptance by Holder of any payment hereunder which is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of her rights and remedies hereunder at that time or at any subsequent time or nullify any prior exercise of any such rights and remedies without the express written consent of the Holder.

4.6.	Notices

Any notice required or permitted by this Note shall be given in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) upon confirmation of receipt by fax by the party to be notified, (c) one business day after deposit with a reputable overnight courier, prepaid for overnight delivery and addressed as set forth in (d) or (d) three days after deposit with the United States Post Office, postage prepaid, registered or certified with return receipt requested and addressed to the party to be notified at the address indicated below, or at such other address as such party may designate by 10 days’ advance written notice to the other party given in the foregoing manner.

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Address of Debtor:	EMulate Therapeutics, Inc. 13810 SE Eastgate Way Suite 560 Bellevue, WA 98005

Address of Holder:	Nancy S. Nordhoff P.O. Box 306 Langley, WA 98260

4.7	Attorneys’ Fees

If action is instituted to collect on this Note, the Debtor promises to pay all costs and expenses, including, without limitation, reasonable attorney’s fees, incurred in connection with such action.

4.8	Oral Agreements or Commitments

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

DEBTOR:

EMulate Therapeutics, Inc.

By:
Name:	Chris E. Rivera
Title:	President and CEO

HOLDER:

Nancy S. Nordhoff

Nancy S. Nordhoff

PROMISSORY NOTE/EMULATE THERAPEUTICS, INC./NANCY S. NORDHOFF/March 14, 2022

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